Exhibit 99.1








Release Date:  January 29, 2004        Contact:  Craig A. Creaturo
                                                 Chief Accounting
                                                 Officer and Treasurer
                                                 724/352-4455
                                                 ccreaturo@ii-vi.com
                                                 Homepage:  www.ii-vi.com



                       II-VI INCORPORATED ANNOUNCES
                       ADDITION TO MANAGEMENT TEAM


PITTSBURGH, PA, January 29, 2004 -- II-VI Incorporated (NASDAQ NMS: IIVI) announced today that it has appointed Dr. Vincent D. (Chuck) Mattera, Jr. as Vice President and General Manager of its Compound Semiconductor Group. Chuck will oversee the Company's eV PRODUCTS division, Wide Bandgap Materials Group and Advanced Materials Development Center, which will now be collectively referred to as the Company's Compound Semiconductor Group. Specifically, Chuck will be responsible for the Group's technical direction, product roadmap, manufacturing strategy and operational performance.

"I am pleased and excited that Chuck Mattera has joined the II-VI team," said Dr. Carl Johnson, Chairman and Chief Executive Officer of II-VI Incorporated. Dr. Johnson added, "Chuck's extensive experience in the R&D and manufacturing of compound semiconductor materials and devices will help to focus the drive by our eV PRODUCTS division and Wide Bandgap Materials Group toward marketplace leadership."

Dr. Mattera began his career as a member of the technical staff at AT&T Bell Laboratories in 1984. As a Department Head and Director there, he led the Semiconductor Laser Development and Manufacturing Organizations, and managed the introduction into volume manufacturing of several generations of process and device technologies. Later, he became Vice President of Lucent Technologies' Optoelectronic Devices Organization. From 2001 until 2003, he held the position of Vice President and General Manager of the Optoelectronics Division at Agere Systems. Prior to joining II-VI Incorporated, Dr. Mattera founded Avalanche Thinking, Inc., an optoelectronics-focused management consulting company. He is a former member of the Board of Directors of II-VI Incorporated. Dr. Mattera received a Bachelor's Degree in Chemistry from the University of Rhode Island and a Ph.D. in Chemistry from Brown University.

"I have developed the highest regard for the II-VI team and its entrepreneurial culture that continues to build world-class businesses based on a competency in engineered materials," said Dr. Mattera.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma-ray instrumentation. The Company's infrared optics business manufactures optical and opto-electronic components sold under the II-VI and Laser Power brand names and are used primarily in high-power CO2 lasers. The Company's near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific and medical instruments and laser gain material and products for solid-state YAG and YLF lasers at the Company's VLOC subsidiary. The Company's military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics brand name. The Company's eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray detection materials and products for use in medical, industrial, environmental and scientific applications. The Company's Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries.

CONTACT: Craig A. Creaturo, Chief Accounting Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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